Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL’S SANDISK SUBSIDIARIES INITIATE ARBITRATION WITH TOSHIBA IN INTERNATIONAL CHAMBER OF COMMERCE RELATED TO NAND FLASH-MEMORY JOINT VENTURES

Arbitration is in Response to Toshiba’s Purported Transfer of its JV Interests to Toshiba Memory without Consent and Planned Sale to a Third Party

Western Digital Continues to Believe that it is the Best Partner to Advance Toshiba’s Legacy of Technology Innovation in Japan

SAN JOSE, Calif. — May 14, 2017 — Western Digital Corp. (NASDAQ: WDC) today announced that several of its SanDisk subsidiaries have filed a Request for Arbitration with the ICC International Court of Arbitration related to three NAND flash-memory joint ventures (“the Flash JVs”) operated with Toshiba Corporation (“Toshiba”).

The arbitration demand seeks among other things an order requiring Toshiba to unwind the transfer to Toshiba Memory, and injunctive relief preventing Toshiba from further breaching the Flash JV agreements by transferring its Flash JV interests, or any interest in an affiliate that holds its Flash JV interests, without SanDisk’s consent. Per the provisions of the joint venture agreements, the arbitration will take place in San Francisco, California.

Western Digital chief executive officer Steve Milligan stated, “The Flash JVs have been operated with Toshiba for the past 17 years and have been highly successful for the JV partners and for Japan. We continue to be actively engaged in discussions with Toshiba’s stakeholders to ensure that they are fully aware of our joint venture rights and of our desire to work with Toshiba to achieve a favorable outcome for all parties. We firmly believe that we provide Toshiba with the optimal solution to address its challenges, and that we are the best partner to advance its legacy of technology innovation in Japan.”

Western Digital’s SanDisk Subsidiaries Initiate Arbitration with Toshiba in International

Chamber of Commerce Related to NAND Flash-Memory Joint Ventures

Milligan added, “Joint ventures are inherently intimate commercial relationships, and in order to protect against being forced into such a relationship with parties not of their choosing, SanDisk and Toshiba agreed to protect their interests in the joint ventures by prohibiting transfers without the consent of the other party. Toshiba’s attempt to spin out its joint venture interests into an affiliate and then sell that affiliate is explicitly prohibited without SanDisk’s consent. Seeking relief through mandatory arbitration was not our first choice in trying to resolve this matter. However, all of our other efforts to achieve a resolution to date have been unsuccessful, and so we believe legal action is now a necessary next step. We are confident in our ability to protect our rights and interests and to improve our value creation opportunities.”

On or around April 1, 2017, Toshiba purportedly transferred its joint venture interests to a subsidiary, Toshiba Memory, as part of an open auction to sell its joint venture interests to a third party. Western Digital believes that these actions clearly violate the anti-transfer provisions of the joint venture agreements. Under the joint venture agreements, these transfers require SanDisk’s consent. SanDisk did not consent to the transfer to Toshiba Memory, and Toshiba has now repudiated any intention to obtain SanDisk’s consent before selling Toshiba Memory to the winning bidder of the auction.

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Western Digital’s SanDisk Subsidiaries Initiate Arbitration with Toshiba in International

Chamber of Commerce Related to NAND Flash-Memory Joint Ventures

Forward-Looking Statements

This news release contains certain forward-looking statements, including statements concerning the Flash JVs, SanDisk’s rights under the joint venture agreements and SanDisk’s actions in response to Toshiba’s transfer of its Flash JV interests. There are a number of risks and uncertainties that may cause these forward-looking statements to be inaccurate including, among others: uncertainties with respect to the company’s business ventures with Toshiba; volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-Q filed with the SEC on May 8, 2017, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD and SanDisk are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners. © 2017 Western Digital Corporation or its affiliates. All rights reserved.

Western Digital’s SanDisk Subsidiaries Initiate Arbitration with Toshiba in International

Chamber of Commerce Related to NAND Flash-Memory Joint Ventures

Company contacts:

Western Digital Corp.
Media Contact: Jim Pascoe 408.717.6999 jim.pascoe@wdc.com

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Investor Contact: Bob Blair 949.672.7834 robert.blair@wdc.com

or

Joele Frank, Wilkinson Brimmer Katcher Eric Brielmann / Jed Repko / Ed Trissel 415.869.3950 / 212.355.4449 wdcmedia@joelefrank.com